Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2006 (March 31, 2006 as to the financial statement schedule listed in the Index at Item 15), relating to the financial statements and financial statement schedule of Duke Energy Field Services, LLC as of and for the year ended December 31, 2005 appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of Duke Energy Corporation for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 4, 2006